Exhibit 16.1

January 13, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Progressive Care Inc. File No. 000-52684

Ladies and Gentlemen:

We have read the statements that we understand the Company will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

By:	/s/ Farber Hass Hurley LLP
Camarillo, California